Exhibit 99.1

CTC MEDIA SETTLES DISPUTE WITH FORMER CEO

Moscow, Russia — December 21, 2009 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced that it has entered into a voluntary agreement with its former Chief Executive Officer, President and non-executive Director, Alexander E. Rodnyansky, to settle the lawsuits filed by the Company in November 2009. All disputes between the parties have been resolved by the settlement.

According to the terms of the settlement, Mr. Rodnyansky has resigned from the Company’s Board of Directors with immediate effect and has forfeited one third of the stock appreciation rights granted to him in 2003 and one third of the vested stock options granted to him in 2006. The Company will settle the remaining value of the stock appreciation rights by issuing 2,072,533 common shares to Mr. Rodnyansky, and by paying him US$25.9 million in cash. Both the share issuance and cash settlement are expected to be finalized before the end of 2009, and will therefore be reflected in CTC Media’s financial results for the fourth quarter and full year 2009. Mr. Rodnyansky’s options to acquire 1,836,826 common shares will be exercisable until June 18, 2010 at the previously set price of $16.95 per share, but no further share options will vest. Mr. Rodnyansky will continue to be subject to certain confidentiality obligations, and the settlement otherwise releases him from his post-service restrictions.

CTC Media filed civil complaints against Mr. Rodnyansky in the Supreme Court of the State of New York for the County of New York and the Delaware Chancery Court on November 9, 2009, claiming breaches of fiduciary duty and contractual obligations. Under the terms of the settlement, the cases will be dismissed, with prejudice. The settlement does not constitute an admission of liability by any party.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV -, Channel 31 in Kazakhstan and TV companies in Uzbekistan and Moldova. CTC Media also owns two TV content production companies - Costafilm and Soho Media. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information about CTC Media, please visit www.ctcmedia.ru.

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For further information, please contact:

Investor Relations	Media Relations

Ekaterina Ostrova	Ekaterina Osadchaya
Tel: + 7 495 783 3650	Angelika Larionova
ir@ctcmedia.ru	Tel: +7 495 785 6333
pr@ctcmedia.ru